THE J. M. SMUCKER COMPANY

COMPANY POLICY

Payment of Tax Gross-Ups

The Board of Directors (the “Board”) of The J. M. Smucker Company (the “Company”) has adopted this Company Policy—Payment of Tax Gross-Ups (this “Policy”), effective as of April 30, 2012 (the “Effective Date”), setting forth the Company’s policy with respect to reimbursement and gross-up payments for certain tax obligations incurred by “executive officers” of the Company, as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934 (each, a “Covered Employee”), as described in this Policy.

The Board reserves the right to amend or deviate from this Policy in its sole discretion.

Payment of Tax Gross-Ups

Except as otherwise set forth in this Policy, on and after the Effective Date, neither the Company nor any of its subsidiaries or affiliates will (i) enter into any plan, program, agreement or arrangement providing for a 280G Gross-Up Payment or a Benefit Gross-Up Payment (each as defined below) to any Covered Employee or (ii) otherwise make a 280G Gross-Up Payment or Benefit Gross-Up Payment to any Covered Employee.

Meaning of Certain Terms Used in this Policy

For purposes of this Policy, the term “280G Gross-Up Payment” means a tax-gross-up payment relating to the excise tax imposed upon a Covered Employee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on “excess parachute payments” (as defined in Section 280G of the Code), or any Federal, state, local or foreign taxes imposed upon the Covered Employee as a result of the excess parachute payment, including the amount of any additional taxes imposed due to the Covered Employee’s payment of the initial taxes on such excess parachute payment.

For purposes of this Policy, the term “Benefit Gross-Up Payment” means a tax gross-up payment relating to any Federal, state, local or foreign taxes imposed upon a Covered Employee as a result of perquisites, benefits or other compensation (including, but not limited to, financial and tax planning assistance, relocation benefits, reimbursement for specified club dues and expenses, annual examinations and personal use of Company aircraft) paid or made available to the Covered Employee by the Company or its subsidiaries or affiliates, including the amount of additional taxes imposed upon the Covered Employee due to the Covered Employee’s payment of the initial taxes on such compensation.

Coordination with Other Company Policies

In the event that the Board determines to exercise its discretion under this Policy to make a 280G Gross-Up Payment or a Benefit Gross-Up Payment to a Covered Employee, the payment shall be made in accordance with the terms of The J. M. Smucker Company—Company Policy—Expense Reimbursement, Provision of In-Kind Benefits, and Tax Gross-Ups, as in effect from time to time, or any successor policy.